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                                  EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 33-78776 and 333-42296) and Form S-8 (File Nos. 33-47319, 33-61722, 333-22305, 333-49080, 333-104938 and 333-118147) of UGI
Corporation of our report dated June 15, 2006 relating to the financial statements and supplemental schedule of UGI Utilities, Inc. Savings Plan, our report dated June 15, 2006 relating to the financial statements and supplemental schedule of AmeriGas Propane, Inc. Savings Plan, and our report dated June 15, 2006 relating to the financial statements and supplemental schedule of UGI HVAC Enterprises, Inc. Savings Plan, which appear in this Form 10-K/A.



MORISON COGEN LLP



Bala Cynwyd, Pennsylvania
June 26, 2006